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                                                                    EXHIBIT 99.1


                       [NUCENTRIX BROADBAND NETWORKS LOGO]

FOR IMMEDIATE RELEASE
For additional information contact:

Carroll D. McHenry                          J. David Darnell
Chairman and CEO                            Senior Vice President and CFO
cmchenry@nucentrix.net                      ddarnell@nucentrix.net
972.662.4000                                972.662.4000

                         NUCENTRIX CONTINUES 2001 AUDIT

         Carrollton, Texas - April 16, 2002 - Nucentrix Broadband Networks, Inc. (NASDAQ: NCNX) (the Company) today announced that it is nearing completion of its work with its independent auditor, KPMG LLP, on the audit of the Company's consolidated financial statements for the year ended December 31, 2001, but that the audit is not yet complete and, therefore, the Company will not be able to file its Annual Report on Form 10-K by the expiration of the extension on Tuesday, April 16, 2002. The Company expects to conclude the audit in the near future and file its Form 10-K as soon as reasonably practicable following completion of the audit.

         The Company reported cash on hand of $13.9 million at March 31, 2002, which management expects to be sufficient to fund current operations in the normal course of business into the second quarter of 2003.

                                     * * * *

ABOUT NUCENTRIX BROADBAND NETWORKS

         Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using up to 200 MHz of radio spectrum at 2.1 GHz and 2.5 GHz, commonly referred to as Multichannel Multipoint Distribution Service (MMDS) and Instructional Television Fixed Service (ITFS). Nucentrix offers high-speed Internet services in Austin and Sherman-Denison, Texas. Nucentrix holds the rights to an average of approximately 150 MHz of FCC-licensed spectrum, covering an estimated 9 million households, in over 90 primarily medium and small markets across Texas, Oklahoma and the Midwest. Nucentrix also holds 20 MHz of Wireless Communications Service (WCS) spectrum at
2.3 GHz in 19 markets in Texas and Louisiana. For more information, please visit www.nucentrix.com.



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FORWARD LOOKING STATEMENT DISCLAIMER

This report contains certain forward-looking statements. The words "expect", "plan" and similar expressions are intended to identify forward-looking statements. These statements reflect our current view of future events and are based on our assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions, and uncertainties deemed relevant by management, including (i) our ability to complete the 2002 audit without undue delay, and (ii) our ability to effectively manage cash reserves. Other risks and uncertainties regarding Nucentrix are described in the reports of Nucentrix Broadband Networks, Inc. filed with the Securities and Exchange Commission. Nucentrix undertakes no obligation to update any forward-looking statements made in this media release.

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